As filed with the Securities and Exchange Commission on August 9, 2011.
File No. 333-________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASTEC INDUSTRIES, INC.
(Exact Name of Issuer as Specified in its Charter)
Tennessee                                                                                                                62-0873631
(State or Other Jurisdiction of                                                                                                                               (I.R.S. Employer
Incorporation or Organization)                                                                                                                          Identification Number)

1725 Shepherd Road
Chattanooga, Tennessee 37421
(423) 899-5898
 (Address, including zip code, and telephone number of Principal Executive Offices)

Astec Industries, Inc. 2011 Incentive Plan
 (Full Title of the Plan)

J. DON BROCK
Chairman of the Board and President
Astec Industries, Inc.
1725 Shepherd Road
Chattanooga, Tennessee 37421
Telephone:  (423) 899-5898
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to: JOHN B. SHANNON Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3424 Telephone: (404) 881-7466 Facsimile: (404) 253-8847

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.20 par value	800,000 (1)	$33.78 (2)	$27,024,000 (2)	$3,137.49

(1)
Amount to be registered consists of an aggregate of 800,000 shares of Astec Industries, Inc. (the “Company”) common stock to be issued pursuant to the grant or exercise of awards under the Astec Industries, Inc. 2011 Incentive Plan (the “Plan”), plus any additional shares of Company common stock that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)
Determined in accordance with Rule 457(h) under the Securities Act of 1933, as amended, the registration fee calculation is based on the average of the high and low prices of the Company’s common stock as reported on the Nasdaq National Market on August 4, 2011.

PART I                      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)           The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(b)           Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement.  The documents are incorporated by reference in the Section 10(a) prospectus.  The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b).  Requests for the above-mentioned information should be directed to Bob Taylor at the address and telephone number on the cover of this Registration Statement.

PART II.                      INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.                       Incorporation of Documents by Reference

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference and are deemed to be a part hereof from the date of the filing of such documents:

(1)           The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2010;

(2)           All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2010; and

(3)           The description of the Common Stock contained in the Company's Registration Statement filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.  Not applicable.

Item 5.  Interests of Named Experts and Counsel.  Not applicable.

Item 6.  Indemnification of Directors and Officers.

As permitted under Tennessee law, the Company's Charter provides that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision does not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Company or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (c) for unlawful corporate distributions.

Under its Bylaws, the Company may indemnify and advance expenses to its current and former directors and officers with respect to certain liabilities incurred as a result of any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, to which such person is a party because he is or was a director or officer of the Company.  The liabilities that may be indemnified against include the obligations to pay judgments, fines, penalties, amounts paid in settlement, and reasonable expenses, including attorneys' fees, incurred with respect to a proceeding.  Any such indemnification is predicated upon the proposed indemnitee having met the standard of conduct specified in the Tennessee Business Corporation Act.  Determination concerning whether or not the applicable standard of conduct has been met can be made by (a) the Board of Directors by a majority vote of a quorum consisting of disinterested directors, (b) a majority vote of a committee of disinterested directors, (c) special legal counsel, or (d) an affirmative vote of a majority of shares held by the disinterested shareholders.  No indemnification shall be made to or on behalf of a director (i) in connection with a proceeding by or in the right of the Company in which the director was adjudged liable to the Company, or (ii) in connection with any other proceeding in which the director was adjudged liable on the basis that personal benefit was improperly received by him.  The Company's Bylaws also permit the Company to indemnify or advance expenses to its employees and agents to the same extent as to a director or officer.

Item 7.  Exemption from Registration Claimed.  Not applicable.

Item 8.  Exhibits.

See Exhibit Index, which is incorporated here by reference.

Item 9.  Undertakings.

(a)           The undersigned Company hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to Item 6 of this Part II, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on the 9th day of August 2011.

ASTEC INDUSTRIES, INC.

By: /s/ J. Don Brock
J. Don Brock
Chairman of the Board and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David C. Silvious and Stephen C. Anderson, and each or any one of them, as true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE
/s/ J. Don Brock J. Don Brock	Chairman of the Board and President (Principal Executive Officer)	August 9, 2011
/s/ David C. Silvious David C. Silvious	Chief Financial Officer, Vice President and Treasurer (Principal Financial and Accounting Officer)	August 9, 2011
/s/ Phillip E. Casey Phillip E. Casey	Director	August 9, 2011
/s/ Daniel K. Frierson Daniel K. Frierson	Director	August 9, 2011

/s/ William D. Gehl William D. Gehl	Director	August 9, 2011
/s/ William G. Dorey William G. Dorey	Director	August 9, 2011
/s/ William B. Sansom William B. Sansom	Director	August 9, 2011
/s/W. Norman Smith W. Norman Smith	Director	August 9, 2011
/s/ James B. Baker James B. Baker	Director	August 9, 2011
/s/ Glen E. Tellock Glen E. Tellock	Director	August 9, 2011

EXHIBIT INDEX
TO
FORM S-8

4.1	Restated Charter of the Company (incorporated by reference from the Company's Registration Statement on Form S-1, effective June 18, 1986, File No. 33-5348)

4.2
Articles of Amendment to the Restated Charter of the Company, effective
September 12, 1988 (incorporated by reference from the Company's Annual Report on Form
10-K for the year ended December 31, 1988)

4.3	Articles of Amendment to the Restated Charter of the Company, effective June 8, 1989 (incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1989)

4.4	Articles of Amendment to the Restated Charter of the Company, effective January 15, 1999 (incorporated by reference from the Company Quarterly Report on Form 10-Q for the period ended June 30, 1999)

4.5
Amended and Restated Bylaws of the Company, adopted March 14, 1990 and amended on
July 29, 1993, July 23, 2007 and July 23, 2008 (incorporated by reference from the
Company's Quarterly Report on Form 10-Q for the quarter ended March  31, 2011)

5.1	Opinion of Alston & Bird LLP

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on signature page)